UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2005

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 10, 2005, the Board of Directors of Varian, Inc. approved changes in compensation to be paid to independent directors. Effective as of the next annual meeting of the Company’s stockholders, scheduled to be held on February 2, 2006, the independent directors will be paid an annual cash retainer of $40,000 (an increase from $30,000) and will be paid a meeting fee of $2,000 (an increase from $1,000) for each telephonic meeting of the Board of Directors. No other changes were made to director compensation.

On November 10, 2005, the Compensation Committee of Varian, Inc.’s Board of Directors, which administers Varian, Inc.’s Management Incentive Plan (the “Plan”), approved the performance measures that will be used to calculate Plan awards paid to the Company’s executive officers for the fiscal year 2006 annual performance period. Those measures will be Company and/or segment Revenue, Return on Sales and Operating Cash Flow as a percentage of Net Income (weighted at 45%, 45% and 10%, respectively).

Revenue, Return on Sales and Operating Cash flow will be calculated as each is defined in the Plan, except that: (a) Revenue will be calculated excluding any impact of acquisitions completed during fiscal year 2006; (b) Return on Sales will be calculated excluding (1) any impact of curtailing or settling defined benefit pension plans, (2) any impact of non-capitalized costs relating to contemplated or completed acquisitions, (3) any impact of stock-based compensation expense that would not have been recorded prior to implementation of FAS 123(R), (4) any impact of acquisitions completed during the Performance Period, (5) any impact of amortization of acquisition-related intangibles and inventory write-ups, (6) any adverse impact of consolidating factories or field offices, (7) any adverse impact of restructuring activities undertaken for the primary purpose of improving operating efficiencies, (8) any impact of “shared liabilities” with Varian Medical Systems, Inc. and/or Varian Semiconductor Equipment Associates, Inc. under the amended and restated Distribution Agreement dated as of January 14, 1999, and (9) any adverse impact of non-recurring costs to transition to internal magnet supply; and (c) Operating Cash Flow will be calculated excluding (1) any cash impact of curtailing or settling defined benefit pension plans, (2) any adverse cash impact of acquisitions contemplated or completed during fiscal year 2006, (3) any cash outlays and proceeds shared with Varian Medical Systems, Inc. and/or Varian Semiconductor Equipment Associates, Inc. under the amended and restated Distribution Agreement dated as of January 14, 1999, (4) any adverse cash impact of consolidating factories or field offices, and (5) any adverse cash impact of non-recurring costs to transition to internal magnet supply.

Awards otherwise earned by certain executive officers based on these performance measures may be increased or decreased by as much as 25% based on the Compensation Committee’s determination after fiscal year 2006 of the extent to which those officers collectively met pre-determined team objectives relating to improving product quality and Sarbanes-Oxley Act Section 404 compliance.

Under the payout formula for the fiscal year 2006 performance period, the award to the CEO may range from zero to 200% of his annual base salary, depending on the Revenue, Return on Sales and Operating Cash Flow achieved. In the case of other executive officers, awards may range from zero to 187.5% of annual base salary, depending on the Revenue, Return on Sales and Operating Cash Flow achieved and the Compensation Committee’s assessment of the collective performance of those executive officers against the pre-determined team objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By	/s/ G. Edward McClammy
G. Edward McClammy Senior Vice President, Chief Financial Officer and Treasurer

Date: November 14, 2005